Exhibit 23.6
PHYSICIAN CLINICAL STUDY CONSENT
I consent to the inclusion in this Registration Statement of Oculus Innovative Sciences, Inc., on Form S-1, of my name and the findings of my physician clinical study or studies or the disclosure of my ongoing study or studies.

/s/ David E. Allie

Name:	David E. Allie, M.D.

Dated:	August 20, 2006